Exhibit 10.1

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current annual rates of cash and equity compensation for non-management directors, effective immediately following the May 12, 2011 Board meeting.

Compensation Item	Prior Compensation	New Compensation
Cash Compensation
Board Retainer	$50,000	$50,000
Audit Committee
Chair Retainer	$18,000	$18,000
Member Retainer	$8,000	$8,000
Compensation Committee
Chair Retainer	$15,000	$15,000
Member Retainer	$6,000	$6,000
Nominating & Corporate Governance Committee
Chair Retainer	$10,000	$10,000
Member Retainer	$5,000	$5,000
Equity Compensation - Restricted Stock or Restricted Stock Units
Independent Chair Retainer (including Director Retainer)	$260,000	$290,000
Director Retainer	$110,000	$125,000

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, Effective as of December 1, 2010 (filed February 24, 2011 as Exhibit 10.13 to the Company’s Form 10-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (RSUs). In either case, the awards have a 12-month vesting period ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares is calculated by dividing the dollar value by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses the directors incur to attend Board meetings.

Our employee directors do not receive additional compensation for their Board service.